Exhibit 99.1

TRACKPOWER ANNOUNCES FURTHER RESTRUCTURING

March 5, 2008 - TORONTO - TrackPower Inc. (OTCBB:  TPWR) ("TrackPower" or the “Company”), a comprehensive service provider and advisory organization to racing and wagering interests, today announced that it has disposed of its remaining interest in American Racing and Entertainment LLC (“American Racing”) and has entered into an agreement pursuant to which it restructured its preferred stock obligations.

TrackPower held an approximate 5% membership position in American Racing and Entertainment, LLC, which owns two gaming and horseracing facilities in New York State known as Tioga Downs and Vernon Downs. The remaining interest was acquired by the controlling members of American Racing for total consideration of $934,016 on February 29, 2008. At closing, TrackPower repaid an $834,016 15% secured promissory note to the controlling members. Further detail of the transaction will be provided with the Company’s Form 10KSB for the year ended February 29, 2008.

In addition, the Company agreed to issue 1,220,000,000 restricted shares of its common stock as full and complete settlement of its $3,000,000 8% Series A convertible preferred share obligations. As at February 29, 2008, the Company owed the preferred stock holder $440,000 of accrued and unpaid dividends, making the total preferred share obligation $3,440,000 and the effective conversion rate $0.00282 per share.

John G. Simmonds, TrackPower CEO stated; “We believe that at this time these restructuring steps are in the best interests of the Company.  After affecting these issuances over $4M million of preferred stock and other liabilities have been either converted to common equity or have been repaid. The resulting balance sheet will swing from a net asset deficit of approximately $1.0 million at November 2007 to a surplus at February 2008. There are new and exciting business opportunities to be announced shortly, so it was necessary to reposition the Company for the future.”

About TrackPower, Inc.

TrackPower has been focused on acquiring interests in horseracing and gaming facilities and is currently repositioning to become a comprehensive service provider and advisory organization to racing and wagering interests, with a specific focus on the growing Latin American market. The company was founded in 1997 and is currently based in Toronto, Ontario, Canada.

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

For more information, please visit www.trackpower.com, or contact:

TrackPower Inc.

John Simmonds
Chairman and CEO
(905) 833-9845 ext. 223
(905) 844-9847 (FAX)
jgs@trackpower.com

or

Michael Connell
Director
(416) 463-8913 ext. 230
Email: info@trackpower.com